SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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ResMed Inc.

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ResMed Inc. 14040 Danielson Street Poway, CA 92064-6857 Tel +1 (800) 424-0737 +1 (858) 746-2400 Fax +1 (858) 746-2900 Email: reception@resmed.com Internet: www.resmed.com

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of ResMed Inc. on Thursday, November 8, 2007, at 10:00 a.m. Australian Eastern Daylight Time (Wednesday, November 7, 2007 at 3:00 p.m. US Pacific Standard Time), in the corporate offices of ResMed Limited, located at 1 Elizabeth Macarthur Drive, Bella Vista NSW 2153.

Information about the business of the meeting, the nominees for election as directors and other proposals is set forth in the Notice of Meeting and the Proxy Statement, which are attached. This year you are asked to elect two directors of the Company and to ratify the selection of our independent auditors for fiscal year 2008.

Very truly yours,

Peter C. Farrell

Chairman and Chief Executive Officer

RESMED INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 8, 2007

The 2007 Annual Meeting of Shareholders of ResMed Inc. will be held on Thursday, November 8, 2007, at 10:00 a.m. Australian Eastern Daylight Time (Wednesday, November 7, 2007 at 3:00 p.m. US Pacific Standard Time) in the corporate offices of ResMed Limited, located at 1 Elizabeth Macarthur Drive, Bella Vista NSW 2153, Australia, for the following purposes:

1.	To elect two directors, each to serve for a three-year term;

2.	To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2008; and

3.	To transact such other business as may properly come before the meeting.

Please refer to the accompanying proxy statement for a more complete description of the matters to be considered at the meeting. Only shareholders of record at the close of business on September 11, 2007, will be entitled to notice of, and to vote at, the 2007 Annual Meeting and any adjournment of the meeting.

Only persons with proof of share ownership will be admitted to the Annual Meeting. If you are a shareholder of record, you will need to bring an admission ticket or proof of share ownership with you to the Annual Meeting, together with photo identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to the Annual Meeting.

It is important that your shares be represented at the annual meeting. Even if you plan to attend the annual meeting in person, please sign, date and return your proxy form in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you attend, but will make sure that your shares are represented if you cannot attend.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no postage.

By order of the Board of Directors,

David Pendarvis

Secretary

Dated: September 17, 2007

Ta ble of Contents

RESMED

PROXY STATEMENT

Annual Meeting of Shareholders to be held on November 8, 2007

GENERAL

On behalf of the board of directors of ResMed Inc. (“ResMed,” “we, “us,” or “our”), we are soliciting the enclosed proxy for use at the 2007 Annual Meeting of Shareholders. The meeting will be held on Thursday, November 8, 2007 at 10:00 a.m. Australian Eastern Daylight Time (Wednesday, November 7, 2007 at 3:00 p.m. US Pacific Standard Time) in the corporate offices of ResMed Limited, located at 1 Elizabeth Macarthur Drive, Bella Vista NSW 2153, Australia. This proxy will be used at the meeting and at any and all adjournments and postponements of the meeting for the following purposes:

1.	To elect two directors, each to serve for a three-year term;

2.	To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2008; and

3.	To transact such other business as may properly come before the meeting.

We expect to first mail this proxy statement and the accompanying form of proxy to our shareholders on or about October 8, 2007. Our Annual Report to Shareholders for fiscal year 2007 is enclosed with this proxy statement along with a copy of our Annual Report to the Securities and Exchange Commission (SEC) on Form 10-K, but those reports do not form a part of the proxy soliciting material.

Voting Your Shares

If you are a shareholder of record you may vote your shares by completing, signing and returning the enclosed form of proxy in the envelope provided. You may revoke your proxy and change your vote at any time before the proxy is exercised by giving written notice of revocation to our Secretary at our principal executive offices located at 14040 Danielson Street, Poway, CA 92064, USA. You may also revoke your proxy and change your vote by voting in person at the meeting. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

If you hold our CHESS Units of Foreign Securities (CUFS), in order to vote you must direct the CHESS nominee how to vote the shares of our common stock underlying your CUFS holdings using the form of proxy the CHESS nominee sent to you.

If you hold your shares in street name, in order to vote, you must use the voting instructions form sent by your broker, bank or other nominee. Holding shares in “street name” means your ResMed shares are held in an account at a brokerage firm or bank or other nominee and the stock certificates and record ownership are not in your name. If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. The election of directors and ratification of auditor selection are both considered routine proposals.

We encourage you to provide instructions to your brokerage firm, bank or the CHESS nominee, as applicable, by completing the proxy or voting instruction form that it sends to you. This will ensure that your shares are voted at the meeting. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the meeting, your vote in person at the meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or nominee as the record holder of your shares.

The shares represented by proxies (in the form solicited by the board of directors) received by us before or at the meeting will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted on, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares represented by a properly executed proxy will be voted: (i) FOR each of the two nominees to our board listed in this proxy statement; and (ii) FOR ratification of the selection of KPMG LLP as our independent auditors.

The cost of soliciting proxies will be borne by us. After the original mailing of the proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for such solicitation. We will also request that brokerage firms and other nominees or fiduciaries forward copies of the proxy soliciting material, Form 10-K and the 2007 Annual Report to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so. In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the meeting, and for 10 days before the Annual Meeting at ResMed Inc., located at 14040 Danielson Street, Poway, California 92064 between the hours of 9 a.m. and 4 p.m. local time.

Vote Required

Only record holders of our common stock as of the close of business on September 11, 2007 (the “record date”) are entitled to receive notice of and to vote at the meeting. At the record date we had 80,172,702 outstanding shares of common stock, the holders of which are entitled to one vote per share. Accordingly, an aggregate of 80,172,702 votes may be cast on each matter to be considered at the meeting.

To constitute a quorum for the conduct of business, a majority of the outstanding shares entitled to vote must be represented at the meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (street name shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal and has not been instructed to vote on the proposal by the beneficial owner of such shares) will be counted as shares represented at the meeting for purposes of determining a quorum.

For Proposal 1, directors will be elected by a plurality of the votes cast. Thus the two nominees receiving the largest number of votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers generally have discretionary authority to vote on the election of directors and thus we do not expect broker non-votes to result from the vote on election of directors. Any broker non-votes that may result will not affect the outcome of the election.

For Proposal 2, the affirmative vote of a majority of the shares cast in person or by proxy at the meeting is required for the ratification of the selection of KPMG LLP as our independent auditors. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus we do not expect broker non-votes to result from the vote on Proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

COMMON STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows the number of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13F or 13G filed with the SEC and Substantial Shareholder Notices filed with the Australian Stock Exchange, is the beneficial owner of more than five percent of our outstanding common stock; (2) each person who is currently a director, two of whom are also nominees for election as directors; (3) each of the Named Executive Officers as defined on page 5, and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 80,172,702 shares of common stock outstanding on the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	5,854,850	(2)	7.3%

William Blair & Company LLC 222 West Adams Street Chicago, IL 60606	4,311,079	(3)	5.3%

Peter C. Farrell	1,573,484	(4)	2.0%
Christopher G. Roberts	493,000	(5)	*
Michael A. Quinn	352,300	(6)	*
Gary W. Pace	332,166	(7)	*
Kieran Gallahue	237,468	(8)	*
Donagh McCarthy	188,000	(9)	*
David Pendarvis	92,085	(10)	*
Keith Serzen	91,000	(11)	*
Brett Sandercock	51,685	(12)	*
Richard Sulpizio	46,000	(13)	*
Ronald Taylor	42,000	(14)	*
John Wareham	40,000	(15)	*

All current executive officers and directors as a group (15 persons)	3,604,276	(16)	4.5%

*	Less than one percent (1%)
(1)	Beneficial ownership is stated as of September 11, 2007, and includes shares subject to options exercisable within 60 days after September 11, 2007. Shares have been rounded to the nearest whole number. Shares subject to options are deemed beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(2)	Based on information provided in a Schedule 13F filed with the SEC on August 14, 2007, by T. Rowe Associates, Inc., that reports sole voting power and sole dispositive power over all of the 5854,850 shares.
(3)	Based on information provided in a Schedule 13F William Blair & Company filed with the SEC on August 13, 2007. William Blair & Company reports sole dispositive power and sole voting power over these shares.
(4)	Includes 586,192 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(5)	Includes 11,600 shares held by his wife, 291,400 shares held of record by Cabbit Pty Ltd and 68,000 shares held by Acemed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife. Includes 122,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(6)	Includes 199,400 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007; also includes 3300 shares held by Kaylara ATF Straflo Pension Fund, an entity controlled by Mr. Quinn.
(7)	Includes 174,666 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007. Also includes 157,500 shares of common stock that were pledged to Credit Suisse Securities (USA) LLC under a variable pre-paid forward sales contract.

(8)	Includes 234,244 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(9)	Includes 164,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(10)	Includes 89,132 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(11)	Includes 88,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(12)	Includes 51,250 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(13)	Includes 36,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(14)	Includes 40,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.
(15)	Comprised of options exercisable within 60 days after September 11, 2007.
(16)	Includes an aggregate of 1,889,002 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 11, 2007.

EXECUTIVE OFFICERS

Our executive officers, as of September 11, 2007, were:

Name	Age	Position
Peter C. Farrell	65	Chief Executive Officer and Chairman of the Board of Directors
Kieran T. Gallahue	44	President, ResMed Global
Brett Sandercock	40	Chief Financial Officer
David Pendarvis	48	Global General Counsel; Sr. Vice President, Organizational Development and Corporate Secretary
Keith Serzen	54	Chief Operating Officer, Americas
Lasse Beijer	64	Chief Operating Officer, Europe
Paul Eisen	48	Sr. Vice President, Asia Pacific
Robert Douglas	47	Chief Operating Officer, Sydney

Adrian M. Smith resigned as our Chief Operating Officer, Europe, on May 31, 2007, but will remain employed by us in a non-executive officer capacity through May 31, 2008.

For a description of the business background of Dr. Farrell, see “Matters to be Acted on/Election of Directors.”

Kieran T. Gallahue has been President, ResMed Global, since September 7, 2004. Before that, and beginning in January 2003, Mr. Gallahue was President and Chief Operating Officer of the Americas. Mr. Gallahue has been appointed to serve as our Chief Executive Officer and serve as a director, each effective as of January 1, 2008. Before joining ResMed in January 2003, Mr. Gallahue served as President of Nanogen, Inc., a San Diego-based DNA research and medical diagnostics company. Mr. Gallahue also held the roles of Chief Financial Officer and Vice President of Strategic Marketing for Nanogen. From 1995 to 1997 he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL, where he was responsible for worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995 he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing and financial positions within Procter & Gamble and the General Electric Company. Mr. Gallahue is a member of the board of directors of Volcano Corporation, a NASDAQ-listed company focusing on diagnosis and treatment of vascular and structural heart disease. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School.

Brett Sandercock has been Chief Financial Officer since January 1, 2006. From November 2004 until January 1, 2006, Mr. Sandercock was Vice President, Treasury and Finance. Before that, and beginning in 1998, Mr. Sandercock was Group

Accountant and then Controller. From March 1996 to August 1998, Mr. Sandercock was Manager, Financial Accounting and Group Reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock held several positions including audit manager at Price Waterhouse in Sydney. Mr. Sandercock is currently a director of CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets super capacitors. Mr. Sandercock holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant.

David Pendarvis has been Sr. Vice President, Organizational Development since February 2005. Mr. Pendarvis has been Global General Counsel since he joined ResMed in September 2002, and from February 2003, has been Corporate Secretary. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, U.S. District Judge, Southern District of California. Mr. Pendarvis holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a Masters of Science in Executive Leadership from the University of San Diego.

Keith M. Serzen has been Chief Operating Officer, Americas, since January 1, 2005. Before that, and beginning in September 2003, Mr. Serzen was Sr. Vice President, Sales, Marketing and Clinical Education. Before joining ResMed, Mr. Serzen served as Chief Executive Officer for Theracardia, Inc., a start-up medical device company and as President/CEO of Acculight, Inc., a laser oriented research and development company. From 1995 to 1998 he was Vice-President Marketing & Sales for Heartstream, Inc., a manufacturer of automatic external defibrillators, where he was responsible for developing, implementing and directing the worldwide marketing and sales strategy. From 1983 to 1995, Mr. Serzen held several positions at Nellcor, Inc. including Division Vice-President/General Manager, Vice-President of Sales, Director of Sales/North America, and National Sales Manager. In addition, Mr. Serzen held various sales management positions with the American Hospital Supply Corporation. He holds a B.S. in Marketing from the University of Illinois.

Lasse Beijer has been Chief Operating Officer, Europe, since June 1, 2007. Before that, and beginning in July 2002, Mr. Beijer was Chief Executive Officer, ResMed Nordics. He began his career with ResMed in 1998 as a distributor and later became ResMed´s country manager for Sweden. Mr. Beijer has 20 years of experience in the respiratory industry, which began in 1987 when he became President of Egnell/AMEDA, a Swedish/Swiss biomedical company. He later built the sleep and oxygen markets in Sweden for the US-based Healthdyne Technologies. He has also held numerous management positions within the Swedish export, shipping and nuclear research industries and was on the Board of Directors for a number of small and mid-sized industrial enterprises in Sweden. Mr. Beijer was educated in Electronic Engineering at Hermods College and has also studied financing and distribution economics at Lund University.

Paul Eisen has been Sr. Vice President, Asia Pacific, since January 1, 2005. Before that, and beginning in February 2002, Mr. Eisen was Vice President, Asia Pacific. Before joining ResMed, Mr. Eisen was a senior executive at General Electric Medical Systems responsible for the Medical Systems Division in Australia and New Zealand, with Asia-wide responsibilities. Mr. Eisen has also held senior sales and marketing positions in the healthcare industry covering segments including high value capital imaging and pathology equipment. Mr. Eisen also had extensive experience at Roche Diagnostics in the diabetes patient care and consumer market. Mr. Eisen sits on the Board of Directors of the Diabetes Vaccine Development Centre, a non-profit joint venture between the Australian Government and the Juvenile Diabetes Research Foundation. Mr. Eisen holds a degree in Diagnostic Radiography from Sydney Technical Institute and a postgraduate diploma in Marketing from the University of Technology, Sydney.

Robert Douglas has been Chief Operating Officer, Sydney, since November 2005. Before that, and beginning in April 2001, Mr. Douglas was Vice President of Operations and responsible for ResMed’s Australian manufacturing, and was Vice President of Corporate Marketing. Before joining ResMed in 2001, and beginning in 1995, Mr. Douglas was the General Manger, Strategy and New Business for Keycorp Ltd., an Australian electronic commerce company providing services to major banks and telecommunications companies around the world. Before Keycorp, he held senior R & D and operational roles in Telectronics Pty Ltd, mainly working in the development of an implantable defibrillator. Mr. Douglas sits on the Board of Directors of Colocare, a private medical device startup company unrelated to ResMed, and the Board of Australian Science Media Centre (AusSMC), a

national, independent, not-for-profit organization devoted to providing evidence-based science to the public through the mainstream media. Mr. Douglas has an MBA from Macquarie University and a B.S. in Electrical Engineering and Computer Sciences from New South Wales University, Sydney.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, who are our Chief Executive Officer, our Chief Financial Officer and our three next most highly paid executive officers as determined under the rules of the U.S. Securities and Exchange Commission. It also discusses the Compensation Committee’s role in the design and administration of these programs and policies and in making compensation decisions for our named executive officers.

The Compensation Committee is a subcommittee of our board of directors. It decides matters regarding compensation of our executive officers. Compensation Committee members are independent directors who meet the standards for independence set by the Securities & Exchange Commission, the New York Stock Exchange, and the Australian Stock Exchange. The Committee operates under a written charter adopted by our board of directors. We have posted a copy of the charter on our website, at www.resmed.com. During fiscal year 2007, Donagh McCarthy, Gary Pace, Richard Sulpizio and Ronald Taylor served as members of the Compensation Committee. Mr. Taylor served as Chair during the entire fiscal year.

General Philosophy and Objectives

The Compensation Committee reviews and approves salaries, bonuses, equity-based compensation, and all other elements of the compensation packages offered to our executive officers, including the named executive officers, and establishes our general compensation policies.

We desire to attract, motivate and retain high quality employees who will enable us to achieve our short- and long-term strategic goals and values. We participate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high caliber individuals depends in large part on the compensation packages we offer.

We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. The objectives of our compensation programs are to:

•

align the interests of our executive officers with those of our shareholders through equity-based incentive awards, primarily in the form of stock options, that link executive compensation to shareholder return and share price performance;

•

subject a significant portion of our executive officer’s compensation to the achievement of pre-established short-term corporate financial performance objectives or pre-established individual objectives; and

•	provide a total compensation program that is competitive with a group of companies in the medical device and medical technology industries with which we compete for executive talent.

Each element of our compensation program is designed to satisfy one or more of these compensation objectives and each element is an integral part of and supports our overall compensation objectives. Our executive officer compensation program consists of a base salary component, a component providing a cash bonus potential based on our short-term financial performance and a component providing the opportunity to earn stock options linking the employee’s long-term financial success to the shareholders’ long-term financial success.

The Compensation Committee considers each of these components individually, considers total cash compensation (salary plus on-target bonus amounts), and considers total remuneration (total cash compensation plus stock options) as a whole in making its decisions.

Generally, our executive officer compensation is adjusted each year effective as of October 1, the beginning of our second fiscal quarter. Accordingly, the Compensation Committee generally makes decisions on the principal components of executive officer compensation—salary, perquisites, bonus opportunity, and stock options—shortly before or shortly after our second fiscal quarter begins. However, our executive officers’ bonus plans are based on performance during our fiscal year, and the Compensation Committee generally makes decisions on bonus plans and bonus targets before the beginning of the fiscal year.

Determination of Compensation

In making its decisions on executive officer compensation, the Compensation Committee generally uses industry compensation surveys prepared by outside consultants. The Compensation Committee begins its analysis with assessing each element of compensation at around the 50th percentile (at target under our annual performance based bonus plan), with opportunities for additional rewards for overachievement under the bonus plan. It then considers adjustments to those elements based on market analysis, individual performance, and other factors it deems relevant. The Committee also considers regional variation. For example, the base salaries for certain positions in Australia, when translated to US dollars, are below the 50th percentile for the US market, although they may be at the 50th percentile for that market. There are similar variations by region in the use of short-term and long-term incentives. The Committee attempts to balance the local market needs and the need for internal consistency in making its decisions. In making its determinations, the Compensation Committee also considers the recommendations of management regarding each element of compensation. The Committee also considers the experience and knowledge of committee members regarding compensation practices for comparable positions. Although the Committee considers various sources of information and recommendations, ultimately, of course, the Committee relies on its own independent judgment.

In 2007 the Committee approved base salaries for most of our executive officers that were between 5% lower and 5% higher than the 50th percentile for the positions the committee deemed to be relevant comparables in the local markets where each named officer primarily works. The exceptions were one officer who had been recently promoted to his role and whose base salary was approximately 16% below the median as a result, and two other officers whose base salaries, after the adjustment, were approximately 8% and 6% above the median, reflecting the Committee’s views of the added complexity of their jobs versus the comparables. In 2007 the Committee approved bonus levels as a percentage of base salary that would produce total cash compensation at on-target bonus performance between the 50th and 75th percentile for the comparable position. The only exception to this was one officer for whom an on-target bonus would equate to above the 75th percentile in total cash compensation for his position; this decision reflected the Committee’s judgment that the officer’s role was more complex than the direct comparables.

Compensation Committee Retention of Compensation Consultant

During fiscal year 2007, the Compensation Committee retained Frederick W. Cook & Co., Inc., an independent compensation consultant, to advise the Compensation Committee with respect to executive compensation matters for U.S. and non-U.S.-based executive officers. In addition, the Compensation Committee considered information from other independent compensation consultants retained by the company: (1) Dell Consulting Pty Ltd regarding the compensation of Australian-based executive officers and (2) Watson Wyatt regarding the compensation of our European-based executive officer.

In September 2006, Frederick W. Cook & Co. Inc. performed an executive compensation review based on current market compensation data from a peer group of 20 publicly traded medical device and medical technology companies, with our market capitalization and shareholder return around the 75th percentile range, and our profitability, revenue and employee population at the median, of the peer group. The companies comprising the peer group for the Compensation Committee’s October 2006 review of executive compensation consisted of the following: Affymetrix, Applera, Beckman Coulter, Charles River, Cytyc, Dentsply International, Edwards Lifescience, Gen-Probe, Hologic, Illumina, Intuitive Surgical, Invitrogen Corp., Kinetic Concepts, Mentor Corp., Perkinelmer, Respironics, Techne Corp., Varian Medical Systems, Ventana Medica, and Waters Corp. These companies generally consisted of medical device or medical technology companies with a market capitalization comparable to ResMed. The Compensation Committee’s believes that this peer group reflected a reasonable cross-section of our labor market for talent, and included companies that our investors might consider in trying to determine the reasonableness of our pay and alignment of our pay with our performance. The Compensation Committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group.

The Compensation Committee also considered compensation survey data prepared for our Australian-based executive officers by Dell Consulting and for our Switzerland-based executive officer by Watson Wyatt.

Dell Consulting’s September 2006 review provided market data for compensation paid to Australian-based executives. The data included salary paid, with the amounts varying based on the level of experience, and short-term cash incentives and long term incentives awards, each at the median and 75th percentile. The positions analyzed were comparable to positions for our Australian-based executive officers. The data reviewed by Dell Consulting in compiling its report included companies of comparable market capitalization to us, with 25 companies above and 25 companies below our position in the ASX Top 100 Industrial list of public companies.

Finally, Watson Wyatt’s September 2006 report reviewed the market compensation for our Chief Operating Officer-Europe. Watson Wyatt’s market comparison was matched against a comparable position in the Medtech Industry Sector, with comparable responsibility for revenues and number of employees.

Components of Compensation

Base Salary

Base salaries provide our executive officers with a degree of financial certainty and stability. In order to attract and retain highly qualified executives our executive officers are compensated with salary ranges that are generally based on similar positions in companies of comparable size and complexity to us. As described above, the fiscal year 2007 salaries were determined using the compensation consultants’ review reports. The differences from the report’s medians were based primarily on differences in the scope and complexity of certain positions versus the comparables, the length of time certain officers had been in their positions, and on geographic differences in the officers’ locations.

Salary adjustments are generally made annually in October, at the commencement of our fiscal year. The Compensation Committee approved salary increases for fiscal year 2007 for the named executive officers ranging from 5% to 14% with an average increase of 10%, and specifically an increase of 10% and 14% for our Chief Executive Officer and Chief Financial Officer, respectively. The different increases primarily reflected the factors mentioned above. These increases were based on a variety of factors, including a comparison of salaries for comparable positions at our peer group companies, which demonstrated that our salaries were generally below the median of the peer group companies, and an assessment of the individual performance and job functions of the named executive officers. No formulaic base salary increases are provided to the named executive officers.

Annual Performance-Based Bonuses

The second compensation component is a cash bonus under our bonus program. We are committed to a philosophy of total pay (the sum of cash compensation, equity compensation and benefits programs) being competitive within relevant markets when our performance meets target performance criteria set forth in our bonus program. Total pay will typically lag the market when performance is below the target performance criteria set forth in the bonus program and may significantly exceed competitive levels when performance is above the target performance criteria set forth in the bonus program. The primary purpose of our annual performance incentive awards is to motivate our executives to meet or exceed our company-wide and regional short-term performance objectives. The program is intended to share our success with eligible executive officers to the extent that our performance and their individual performance warrant, and to provide compensation to eligible executive officers that is competitive in a manner consistent with out philosophy of paying for performance.

Bonuses for our executive officers are primarily based on our overall corporate financial performance and for our Chief Executive Officer, also on four pre-established non-financial performance goals. Target bonuses opportunities for executive officers are expressed as a percentage of base salary, based on position, as follows: Dr. Farrell—100%; Mr. Gallahue—75%; and all other executive officers—60%, of base salary. These target bonus levels have been established based on a variety of factors, including a comparison of total cash compensation and bonus levels in our peer group companies. Variations in the market comparisons, and different assessments of the individual performance and job functions of the named executive officers, resulted in the varying target bonus levels.

For fiscal year 2007, we had in effect three bonus plans for our executive officers: (1) the Chief Executive Officer’s Plan; (2) the Global Plan for other executive officers with global responsibility, namely our Chief Financial Officer, President, General Counsel and Chief Operating Officer-Sydney, and (2) the Regional Plan, for our Chief Operating Officers for Europe, Asia-Pacific and the Americas. The Global and Regional bonus plans were based on and paid in separate six month measurement periods from July 1, 2006, through December 31, 2006, and from January 1, 2007, though June 30, 2007, without any true up at the end of the year. The Chief Executive Officer’s bonus plan included the same components also based on and paid on six month measurement periods, and other components based on and paid on an annual measurement period for the entire fiscal year 2007. The Compensation Committee has changed all executive officer bonus plans for fiscal year 2008 to a full fiscal year measurement period, with one annual payout at the end of the fiscal year.

The measures of financial performance used in determining the amount of bonuses payable under the Global Plan for fiscal year 2007 were (1) targeted global revenue at budgeted rates for each six month period, and (2) targeted pro forma net profit at a pre-determined target percentage of revenue for each six month period. We consider the specific targets confidential for competitive reasons. The revenue measure was considered difficult to reach because it reflected year over year increases in excess of reported market growth rates. The pro forma profit target was set at a level less than budgeted rates, but was still considered difficult to reach because it was consistent with pro form profit during a period of above-market performance. The two measures were weighted equally under the Global Plan. The measures of financial performance used in determining the amount of bonuses payable under the Regional Plan were based 30% on global results using the metrics under the Global Plan (resulting in weighting of 15% for global revenue and 15% for global net profit), and the remaining 70% weighted 50% on regional revenue performance to budget and 20% on regional expenses to budget.

Actual bonus payments are based on the combined achievement of the bonus plan objectives. Revenue and net-profit based component payments may range from:

•	no bonus for our performance at less than 85% of target;

•	payment of 50% of target bonus for our performance at 85% of target;

•	payment of 100% of target bonus for our performance at 100% of target;

•	payment 115% of target bonus for our performance at 150% of target;

with linear extrapolations between and beyond such points, without any cap on the amount payable. Payments during fiscal year 2007 for the expense component under the Regional Plan were paid with a 2% reduction in bonus payable for every 1% by which regional expenses exceeded budget. No bonus was payable if expenses were more than 25% over budget, and there was no opportunity to achieve more than 100% of the target for the regional expense component.

Our chief executive officer’s 2007 bonus was based on the results under our Global Plan discussed above, weighted 80%, and on four pre-established metrics for special focus areas, each weighted 5%. The four special focus area metrics for fiscal year 2007 were based on: (i) budgeted revenue for German operations; (ii) budgeted revenue for ventilation product sales; (iii) return rates for ventilation products; and (iv) the number of customers participating in our occupational heath program. The specific quantitative targets reflect competitive information, but the committee considered them challenging to meet because they required an improvement over recent performance. These special focus area metrics were measured on a full year basis and paid at the end of fiscal 2007.

The Compensation Committee approves the actual bonus amounts for executive officers before they are paid. In fiscal year 2007, the named executive officers earned bonuses under the Global Plan of 81% of their respective individual target bonus, based on achievement of 95% of the revenue component and 115% of the net profit component for the first six month period, 69% of the revenue component and 0% of the net profit component for the last six month period, and a discretionary bonus of 22% for the last six month period. Bonuses under the Regional Plan for the full fiscal year varied from 81% to 93% of target bonus. In addition, 20% of our chief executive officer’s bonus potential includes payment based on targeted achievement of four special focus area metrics. For fiscal year 2007, the Committee approved payment of one-half of the target bonus for these special focus areas (representing 10% of the total target bonus). In approving this, the Committee determined that our chief executive officer had met two of the four special focus area metrics: for ventilation product return rates and occupational health program results; and

determined the chief executive officer had not met the remaining two areas: German revenue and ventilation product revenue. For the first half of fiscal year 2007, actual bonus amounts were based solely on application of the bonus formulas, without any increase or decrease based on other factors. For the second half of fiscal year 2007, the Compensation Committee decided to increase amounts paid under the bonus plan by 22% of target from the amounts the Compensation Committee determined would have been otherwise payable under the Global Plan. In making this decision, the Compensation Committee primarily considered the impact on our profitability of a charge to cost of sales for recall expenses, and the Compensation Committee’s positive assessment of management’s handling of the recall. These discretionary payments are reflected in the bonus column of the Summary Compensation Table.

Stock Options

The third major component of the executive officers’ compensation consists of stock options. The primary purpose of granting stock options is to link the officers’ financial success to that of our shareholders, with the value of the options increasing only as the stock price increases. Stock options were issued to our executive officers during fiscal year 2007 in accordance with the provisions of the ResMed Inc. 2006 Incentive Award Plan. The 2006 Incentive Award Plan replaced our previous 1997 Equity Participation Plan, which was scheduled to expire in 2007. The 2006 Incentive Award Plan requires that the exercise price of options equal the fair market value on the day of the grant, as measured by the closing price of our common stock on the New York Stock Exchange on the grant date. Options are generally exercisable 25% per year on each anniversary of the grant date starting on the first anniversary of the grant date. In addition, vesting is accelerated on a change of control. After vesting, options are exercisable for a maximum period of seven years after the date of grant and a period of one-year after termination, retirement, death or disability.

We have generally provided annual option grants to our executive officers each fiscal year. The number of options granted by the Compensation Committee is based on company performance, the number of outstanding options available and the percentage of the pool represented by the grant, the present value of the proposed grant, the existing option ownership, the number of options granted in the prior year and the three prior years, the carried interest ownership, and the grant practices of our peer group companies. In August 2006, the Compensation Committee reviewed Frederick W. Cook’s report concerning our historic equity grants and practices relative to those of our peer companies, including our three-year average net annual share usage for equity grants or run-rate (2.4% of shares outstanding, which was consistent with the median of the peer companies over the past three years on average), our three-year average estimated net P&L cost from equity awards (approximately 0.9% of our market capitalization), and our outstanding dilution overhang (8.5%, which is near the median of our peer group). The consultant reported that our fiscal year 2006 and three-year average award levels were below-median for the Chief Executive Officer and President, whereas awards have generally been in a median range for most other executive officers.

In October 2006, the Compensation Committee authorized a pool of 2.3 million shares to be granted during fiscal year 2007 and approved specific grants to executive officers. This pool approximated a net run-rate of 2.50% of the shares outstanding, compared to the median of our peer companies of a 2.16% run-rate. The Compensation Committee increased the option grant level for fiscal year 2007 as compared to fiscal 2006 for our Chief Executive Officer by 67% (from 120,000 to 200,000 shares) and President by 40% (from 50,000 to 70,000 shares) based on the comparable market data described above, and on their performance and value to us. In addition, the Compensation Committee increased the option grant level for our Chief Financial Officer based primarily on his recent promotion into that role. The other executive officers’ fiscal year 2007 stock option grants as compared to fiscal year 2006 resulted in changes of less than 15% or no change. In addition to the November 2006 annual grant, there were two other grants to certain of our executive officers during fiscal year 2007. On July 7, 2006, Mr. Sandercock received a grant in connection with his earlier promotion to the position of Chief Financial Officer. The July 7, 2006, grant date was selected for administrative convenience, to coincide with the date of our 2006 annual grant to non-executive directors. On September 1, 2006, Mr. Serzen received an additional grant in recognition of the strong performance for the Americas sales region during fiscal year 2006.

In order to continue to provide proper incentives to our employees (particularly those employees who are not eligible for stock option grants) and to further align the interests of employees with our shareholders, in 2003 we implemented our Employee Stock Purchase Plan (ESPP), which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, and which provides employees with the opportunity to purchase our common stock at a discount through payroll deductions. These purchases occur through successive six-month offering periods under the plan. Effective on the approval of our 2006 Incentive Award Plan last year, we reduced the number of shares available for future issuance under the ESPP to 500,000. Based on our historical experience, we believe that amount will be sufficient for us to continue to provide employees with the opportunity to participate in the ESPP for the next several years.

Policies with Respect to Equity Compensation Awards Determinations

During fiscal year 2007, the Compensation Committee adopted a policy to have its annual stock option grants to executive officers and non-executive management to be effective on or about the annual shareholder meeting date, commencing with the November 9, 2006, annual meeting. In setting this policy the Compensation Committee considered many factors, including that this date aligns with the election of directors and is shortly after the traditional October 1 salary adjustment date for management, so management can combine the salary review process with the option grant process for consistency and administrative convenience. Given our traditional earnings release date in late October or early November, the shareholder meeting is likely to occur in an open window period. In addition, the shareholder meeting date is set and announced several months in advance, which provides transparency to the process. Based on the foregoing reasons, the Compensation Committee has agreed to use the annual meeting date for stock option grants, although the actual grant date may vary by a few days from the annual meeting date due to administrative or other factors. The exercise price for such grants, however, will equal the closing price of our common stock on the actual grant date. In addition, the actual annual meeting date will be selected based on all relevant circumstances at the time.

The Compensation Committee’s policy with regard to granting stock options for promotions, new hire and other special situations is that such option grants must be properly approved in advance of the grant date and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first day of the month, in which case the grant may be made as of that day. The Compensation Committee has delegated authority to the Senior Vice President-Organizational Development to make grants in accordance with this policy to employees in connection with new hires, provided that the grants are to non-executive officers and are within pre-determined guidelines approved by the Compensation Committee.

Equity Ownership Guidelines for Officers and Directors

We believe that our officers and directors should be shareholders and have a financial stake in us and encourage them to own shares of our stock. We currently compensate our officers and directors with stock options and our officers who are not board members are eligible to participate in our ESPP. Nevertheless, the number of shares of our stock any officer or director owns is a personal decision and, at this time, the board has chosen not to adopt a policy requiring ownership by officers or directors of a minimum number of shares.

Perquisites and Other Benefits

We also provide certain of our executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are intended to be part of a competitive overall compensation program that will enable us to attract and retain these executives. These benefits are also intended to provide job satisfaction and enhance productivity, provide for healthcare needs, and provide stability of benefits. They are not tied to any formal individual or company performance criteria. The type and amount of these benefits is reviewed annually by our Compensation Committee at the beginning of each fiscal year. During fiscal year 2007, we provided the benefits described below.

We provided comprehensive medical examinations to all of our executive officers to promote their personal health and work/life balance. We believe this benefits us as well as the individuals from improved productivity and longevity. We also provided certain executive officers personal use of corporate club memberships to promote work/life balance and to promote their community affiliations.

We participate in a fractional interest program for private aircraft. We make private air travel under that program available for business use by our chief executive officer and to a lesser extent and only with the approval of our chief executive officer, by our other executive officers. This provides for more efficient use of their time and provides a more confidential and secure travel environment. Our general policy is to allow only our chief executive officer to initiate non-business travel using private aircraft, but officers are permitted to invite their spouses or other guests to occasionally accompany them on business trips when space is available. When any travel by an executive officer, spouse or guest does not meet the IRS standard for “business use,” the cost of the travel at Standard Industry Fare Level rates is imputed as income to the officer. We do not reimburse the officers for taxes on that imputed income. We believe these policies are appropriate in providing a competitive overall compensation package, particularly to our chief executive officer, and in enhancing security and productivity.

We have provided company car or car allowances to certain of our executive officers, which also allows for personal use of the vehicles. This benefit is provided based on the extent to which vehicle benefits are a competitive practice in the relevant markets, and, in the need for certain executive officers to maintain residences in more than one of our world-wide locations.

In connection with job transfers, we have provided relocation benefits to certain of our executive officers. These benefits ensure we continue to attract high caliber employees, encourage their relocation, avoid distraction, and mitigate expenses the officers might otherwise incur in connection with relocation.

Finally, we provided certain of our executive officers with benefits in connection with a sales incentive award travel program. We believe their participation in this program enhances the overall sales incentive program and rewards them for their role in promoting sales and promoting the sales force.

We also offer paid time off, medical plans, dental plans, vision plans, defined contribution plans, and disability and life insurance plans. Executive officers participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Change of Control Arrangements

During fiscal year 2007, we revised our form of option award agreement for executive officers to provide (i) an extended option exercise period of one year following termination of employment of the executive for any reason, to facilitate option exercises following termination; and (ii) accelerated option vesting upon an involuntary termination of the executive’s employment by us, or a termination by the executive for good reason, in each case within two years following a change in control. The first change was considered advisable by our Compensation Committee to facilitate financial planning following termination of employment and to ensure that the executive would be in a position to exercise his options and sell the underlying shares when he is not in possession of material on public information about us. The second change was part of the Compensation Committee’s decision to protect the intended economic benefit of the options in the event of terminations of employment that are in connection with certain change of control transactions.

During fiscal year 2007, the Compensation Committee approved us entering into agreements with each of our named executive officers and certain other members of senior management. These agreements provide certain change of control payments and benefits, including accelerated option vesting immediately on a change of control. These agreements also provide for certain additional compensation and benefits, including severance payments based on a multiplier (based on position) of salary, bonus and other benefits, and limited tax-gross up payments, to be made to the executive officers if their employment is terminated under specified circumstances within six months before or two years after a change of control. There are three tiers of participation in these agreements, with our chief executive officer, with a benefit multiplier of two, our other executive officers with a benefit multiplier of one and one-half, and the other selected members of management with a benefit multiplier of one. All severance benefits (other than option acceleration) are payable only after a double trigger, that is, only after both a change of control and a termination under specified circumstances. The Compensation Committee’s objective for approving these agreements was to ensure that management was neutral in the event of a proposed transaction, to compensate management for actual loss that might be incurred, and to ensure that management was treated fairly in the event of change of control. The agreements are designed to retain our executive officers and provide continuity of management in the event of a proposed change in control. The Committee analyzed and discussed this issue during the course of several meetings in fiscal year 2007, and considered Frederick W. Cook’s September 2006 executive compensation review regarding change of control benefits, which reported that change of control agreements are prevalent in our peer group, although the report showed a wide variety of practices and provisions in such agreements. The specific benefits and levels approved by the committee were within the range of benefits provided to comparable positions within our peer group. A description of the material terms of our change of control arrangements can be found beginning on page 18 of this proxy statement under “Potential Payments On Termination or Change of Control – Change of Control Agreements”.

At the same time the Compensation Committee approved us entering into change of control agreements with selected members of our senior management, the Committee also approved amending the stock option agreements for all employees, to provide for accelerated option vesting upon a change of control. Accordingly, we have modified existing stock option grants to provide for accelerated vesting immediately on a change of control. The Compensation Committee’s objectives for approving these vesting terms for employees who are not members of senior management were similar to those described above for senior management. In addition, the Compensation Committee felt it was consistent with our culture to provide similar benefits to all employees holding options.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits income tax deductions of publicly-traded companies to the extent total compensation for certain executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that qualify as “performance-based”. The fiscal year 2007 non-discretionary bonus payments and option grants to our executive officers are intended to qualify as “performance-based” under section 162(m) and be tax-deductible.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change in the control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options and certain of the severance payments) could be excess parachute payments. The change of control agreements generally provide that tax gross up payments will be made only if the aggregate payments and distributions to the executive are 10% or greater than 2.99 times the executive’s “base amount,” as calculated under relevant IRS code provisions.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal year ended June 30, 2007.

Name and Principal Position	Salary(1)	Bonus(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Peter C. Farrell Chief Executive Officer	$613,958	$56,126	$1,153,669	$413,583	$171,483	$2377,319

Brett Sandercock Chief Financial Officer	$247,999	$17,096	$296,579	$106,791	$3,228	$671,693

Kieran Gallahue President, ResMed Global	$400,000	$33,826	$445,211	$211,288	$138,014	$1,228,339

David Pendarvis Sr. Vice President, General Counsel and Corporate Secretary	$315,000	$21,715	$305,807	$135,642	$48,833	$826,997

Keith Serzen Chief Operating Officer, Americas	$321,250	$6,574	$456,810	$165,147	$50,839	$1,000,620

(1)	Includes salary deferred under the ResMed U.S. 401(k) Plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.

(2)	Represents the portion of the annual bonus payments made at the discretion of the Compensation Committee. These amounts reflect the Compensation Committee’s approval of an increase in the bonuses payable for the second half of fiscal year 2007. That decision was based primarily on the financial impact of the product recall, which negatively impacted the amounts payable under the annual performance based bonus plans, and the positive manner in which management handled the recall. See “Compensation Discussion and Analysis – Annual Performance Based Bonuses” for more details.
(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to the grants of stock options in fiscal year 2007 and earlier fiscal years, as prescribed under the Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (the “Statement of Financial Accounting Standards No. 123R”). For a discussion of valuation assumptions, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Named Executive Officer	Grant Date	Exercise Price	Number of Options in Original Grant	2007 Fiscal Year Compensation Cost
Peter C. Farrell	November 10, 2006	$46.19	200,000	$466,637
	February 3, 2006	$38.50	120,000	$421,254
	January 20, 2005	$24.935	120,000	$217,713
	December 19, 2003	$20.745	120,000	$48,605

Brett Sandercock	November 10, 2006	$46.19	45,000	$104,993
	July 7, 2006	$47.75	10,000	$43,463
	February 3, 2006	$38.50	20,000	$67,263
	December 1, 2005	$40.80	10,000	$35,347
	January 20, 2005	$24.935	24,000	$40,252
	January 15, 2004	$20.54	12,000	$5,261

Kieran Gallahue	November 10, 2006	$46.19	75,000	$174,989
	February 3, 2006	$38.50	50,000	$185,676
	January 20, 2005	$24.935	12,000	$9,901
	September 1, 2004	$23.885	100,000	$53,732
	January 13, 2003	$15.985	300,000	$20,913

David Pendarvis	November 10, 2006	$46.19	40,000	$93,328
	February 3, 2006	$38.50	35,000	$135,229
	January 20, 2005	$24.935	40,000	$72,389
	December 19, 2003	$20.745	12,000	$4,861

Keith Serzen	November 10, 2006	$46.19	45,000	$104,993
	September 1, 2006	$40.68	10,000	$30,569
	February 3, 2006	$38.50	45,000	$168,891
	January 20, 2005	$24.935	12,000	$21,717
	January 3, 2005	$25.550	60,000	$107,052
	January 15, 2004	$20.54	20,000	$8,767
	October 1, 2003	$21.99	50,000	$14,821

Stock options granted in fiscal year 2007 were issued under our 2006 Stock Incentive Plan and are exercisable for a maximum period of 7 years after the grant date and have an exercise price equal to closing price of our common stock on the New York Stock Exchange, or NYSE, on the grant date. Stock options granted in fiscal year 2006 and earlier years were made under our 1997 Equity Participation Plan, and have an exercise price equal to closing price of our common stock on the NYSE on the last trading day before the grant date. Stock options granted after December 1, 2005, in fiscal year 2006 and options granted in fiscal year 2007 are exercisable 25% per year on each anniversary of the grant date, and stock options granted in fiscal year 2003, 2004, 2005 and through November 30, 2005, in fiscal year 2006 are exercisable 33% per year on each anniversary of the grant date, in each case, starting on the first anniversary of the grant date and are exercisable for a maximum period of 7 years after the grant date. This exercise schedule may be accelerated in certain specific situations, subject to earlier termination in connection with a termination of service with us.

(4)	Represents actual payouts under our performance based cash bonus programs for fiscal year 2007. Bonuses are primarily based on ResMed’s financial performance against target as measured in six month periods. Target bonus payments for executive officers generally range from 60% to 100% of base salary, based on position. The primary metrics for participants in the Global Plan for 2007 were targeted global revenue and targeted global net profit, weighted equally, and in the Regional Plan, 30% was based on the same global metrics (15% on targeted global revenue and 15% on targeted global net profit), with the remaining amount weighted 50% for regional revenue compared to budget and 20% for regional expenses against budget. Our Chief Executive Officer’s 2007 bonus was based on the results under our Global Plan, weighted 80%, and was based on four pre-established non-financial metrics, weighted 20%. In fiscal year 2007, the named executive officers earned bonuses under the Global Plan of 81% of their respective individual target bonus. Bonuses under the Regional Plan varied from 81% to 93% of target bonus. In addition, 20% of Dr. Farrell’s bonus includes payment based on achievement of four special focus area components. Actual bonus amounts were adjusted upward in the second half of the year, in consideration of the impact of a charge for recall expenses and management’s handling of the recall. The additional payments made as a result of the discretionary upward adjustment are reported under the “Bonus” column of this Table. See “Compensation Discussion and Analysis—Annual Performance Based Bonuses” and the “Grants of Plan Based Awards Table” for a more complete description of the 2007 bonus programs.

The amounts shown consist of our incremental cost for the provision to the named executive officers of certain specified perquisites, as follows:

(5)	Named Executive Officer	Medical Examinations(a)	Personal Use of Company Aircraft(b)	Personal Use of Corporate Club Memberships	Sales Incentive Award Travel(c)	Use of Company Car		Others
	Peter C. Farrell	$0	$70,834	$7,103	$35,221	$48,848	(d)	$40	(e)
	Brett Sandercock	$0	$0	$0	$0	$0		$1,806	(f)
	Kieran Gallahue	$1,791	$0	$0	$47,404	$0		$80,250	(g)
	David Pendarvis	$2,869	$4,663	$3,876	$28,923	$0		$0
	Keith Serzen	$2,280	$0	$3,876	$34,667	$0		$540	(h)

(a)	Represents cost of medical examinations under our Executive Physical Program.
(b)	We have access to private aircraft through a fractional ownership program. The incremental cost of the personal use of this aircraft reflected above is based on the variable operating costs to us, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs such as depreciation and monthly management fees are excluded.
(c)	We conduct a Sales Incentive Award Travel program for our Americas sales organization. Amounts above represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals and entertainment expenses for the executive officer and the officer’s spouse or guest. The cost also includes amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program.
(d)	Represents the incremental cost to us for exclusive use of a company car based on the depreciation of the purchase price of the car, and also includes licensing, registration and insurance costs.
(e)	Represents the incremental cost to us of a warehouse club membership.
(f)	Represents the amount incurred by us on behalf of Mr. Sandercock for salary continuance, required by Australian law, which accrues annually but is not paid until termination of employment.
(g)	Represents relocation expenses in the amount of $79,670; and includes the incremental cost to us for ticketed entertainment events and a warehouse club membership.
(h)	Represents the incremental cost to us for ticketed entertainment events.

The amounts shown as “All Other Compensation” include Company matching contributions made under our 401(k) Plan and certain government mandated defined contribution programs in Australia under the ResMed Limited Superannuation Plan, and executive long-term disability and life insurance premiums paid by us on behalf of the named executive officers as follows:

Named Executive Officer	Company contribution to 401(k) and non-US defined benefit plans(a)	Insurance Premiums(b)
Peter C. Farrell	$6,600	$3,285
Brett Sandercock	$22,320	$1,422
Kieran Gallahue	$6,600	$2,417
David Pendarvis	$6,600	$2,350
Keith Serzen	$6,600	$3,324

(a)	The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. In the US we make a matching contribution to the plan equal to 3% of eligible participants’ (including the named executive officers’) before-tax contributions and after-tax contributions, up to a maximum of 6% of the participant’s base salary, normal bonus and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. A participant is immediately vested in the ResMed match portion of his or her contribution to the plan. In Australia we contribute 9% of the participants’ base salary to a compulsory plan.
(b)	We pay the cost of term life and disability insurance for each of the named executive officers on the same basis as for all other eligible employees. We also pay the cost of an executive long-term disability policy which provides for additional benefits for US-based executives not generally available to other employees. Amounts shown above represent the premiums paid for both generally-available and additional insurance.

Grants of P lan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2007.

	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Under- lying Options(3)	Exercise Price of Option Awards ($/Sh)		Grant Closing Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum
Peter C. Farrell	8/4/2006	8/4/2006	$315,000	$630,000	(2)
	11/6/2006	11/10/2006				200,000	$46.19		$46.19		$2,928,000

Brett Sandercock	8/4/2006	8/4/2006	$97,500	$195,000	(2)
	6/27/2006	7/07/2006				10,000	$47.75	(4)	$47.28	(4)	$177,000
	11/6/2006	11/10/2006				45,000	$46.19		$46.19		$658,800

Kieran Gallahue	08/4/2006	8/4/2006	$151,875	$303,750	(2)
	11/6/2006	11/10/2006				75,000	$46.19		$46.19		$1,098,000

David Pendarvis	8/4/2006	8/4/2006	$97,500	$195,000	(2)
	11/6/2006	11/10/2006				40,000	$46.19		$46.19		$585,600

Keith Serzen	8/4/2006	8/4/2006	$99,000	$198,000	(2)
	8/21/2006	9/1/2006				10,000	$40.68	(4)	$40.98	(4)	$147,500
	11/6/2006	11/10/2006				45,000	$46.19		$46.19		$658,800

(1)

Represents potential payouts under our annual performance based cash bonus program for fiscal year 2007. Target bonuses for executive officers are expressed as a percentage of base salary, based on position, as follows: Peter C. Farrell—100%; Kieran

Gallahue—75%; and all other executive officers—60%, of base salary. Threshold bonus is paid in an amount equal to 50% of a participant’s target bonus in the event 85% of targeted revenue or targeted net profit is achieved. See “Compensation Discussion and Analysis—Annual Performance Based Cash Bonuses” for a more complete description of the 2007 bonus program. The bonuses actually paid under the 2007 bonus program are reflected in the Summary Compensation Table.

(2)	There is no cap on the amounts payable under our bonus plans.
(3)	Stock options granted to our executive offices in fiscal year 2007 generally were issued under our 2006 Stock Incentive Plan and are exercisable 25% per year on each anniversary of the grant date starting on the first anniversary of the grant date and have an exercise price equal to the closing price of our common stock on the New York Stock Exchange, or NYSE, on the grant date.
(4)	Represents stock options that were granted under our 1997 Equity Participation Plan, which have an exercise price equal to the closing price of our common stock on the NYSE on the last trading day before the grant date.
(5)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under the Statement of Financial Accounting Standards No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model:

	July 7, 2006	September 1, 2006	November 10, 2006
Market price of stock	47.75	40.68	46.19
Exercise price of option	47.75	40.68	46.19
Expected stock volatility	30.43%	30.43%	27.09%
Risk-free interest rate	5.10%	4.70%	4.52%
Expected life	5.15 years	5.15 years	4.68 years
Dividend yield.	NIL	NIL	NIL

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at June 30, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
Peter C. Farrell	0	200,000	$46.19	November 9, 2013
	30,000	90,000	$38.50	February 2, 2016
	80,000	40,000	$24.935	January 19, 2015
	120,000	0	$20.745	December 18, 2013
	120,000	0	$12.71	July 10, 2012
	160,000	0	$25.275	July 1, 2011
	11,200	0	$12.3125	July 11, 2010
	14,992	0	$6.6718	July 29, 2009

Brett Sandercock	0	45,000	$46.19	November 9, 2013
	0	10,000	$47.75	July 6, 2016
	5,000	15,000	$38.50	February 2, 2016
	2,500	7,500	$40.80	November 30, 2015
	16,000	8,000	$24.935	January 19, 2015
	8,000	0	$6.6718	July 29, 2009
	6,000	0	$5.6250	October 1, 2008

Kieran Gallahue	0	75,000	$46.19	November 9, 2013
	12,494	37,506	$38.50	February 2, 2016
	8,000	4,000	$24.935	January 19, 2015
	70,932	16668	$23.885	August 31, 2014
	107,400	0	$15.985	January 12, 2013

David Pendarvis	0	40,000	$46.19	November 9, 2013
	8,750	26,250	$38.50	February 2, 2016
	26,668	13,332	$24.935	January 19, 2015
	12,000	0	$20.745	December 18, 2013
	10,000	0	$18.70	May 26, 2013
	21,714	0	$13.815	September 30, 2012

Keith Serzen	0	45,000	$46.19	November 9, 2013
	0	10,000	$40.68	August 31, 2016
	11,250	33,750	$38.50	February 2, 2016
	8,000	4,000	$24.935	January 19, 2015
	40,000	20,000	$25.55	January 2, 2015
	20,000	0	$20.54	January 14, 2014
	15,000	0	$21.99	September 30, 2013

(1)	The table below shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates.

Option Awards Vesting Schedule

Expiration Date	Grant Date	Vesting Schedule

November 9, 2013	November 10, 2006	Four equal annual installments on November 10 of 2007, 2008, 2009 and 2010, subject to continued service with us.
August 31, 2016	September 1, 2006	Four equal annual installments on September 1 of 2007, 2008, 2009 and 2010, subject to continued service with us.
July 6, 2016	July 7, 2006	Four equal annual installments on July 7 of 2007, 2008, 2009 and 2010, subject to continued service with us.
February 2, 2016	February 3, 2006	Four equal annual installments on February 3 of 2007, 2008, 2009 and 2010, subject to continued service with us.
November 30, 2015	December 1, 2005	Four equal annual installments on December 1 of 2006, 2007, 2008 and 2009, subject to continued service with us.
January 19, 2015	January 20, 2005	Three equal annual installments on January 20 of 2006, 2007 and 2008, subject to continued service with us.
January 2, 2015	January 3, 2005	Three equal annual installments on January 3 of 2006, 2007 and 2008, subject to continued service with us.
August 31, 2014	September 1, 2004	Three equal annual installments on September 1 of 2005, 2006, and 2007, subject to continued service with us.

Option Exercises and Stock Vested

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended June 30, 2007. None of our named executive officers hold any stock awards.

	Option Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)
Peter C. Farrell	53,928	$2,465,049
Brett Sandercock	12,000	$328,849
Kieran Gallahue	100,000	$3,113,602
David Pendarvis	10,000	$301,416
Keith Serzen	10,000	$271,294

(1)	Represents the difference between the market price of a share of common stock on the date of exercise, less the exercise price for each share so exercised.

Potential Payments On Termination or Change-of-Control

Beginning in July, 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 17 persons as of September 11, 2007), that provide certain change of control payments and benefits.

Upon the effective date of a “change of control” as defined in the agreement, all of the employee’s unvested stock options will vest in full.

In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an employee terminates employment under certain conditions described below, then the employee will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an employee to additional compensation are: (i) the employee voluntarily terminates his employment for “good reason” (as defined below); or (ii) we terminate the employee’s employment other than for “cause,” and (iii) for termination before the change of control, such termination is at the request of the successor entity or is otherwise in anticipation of the change of control. In the event of a qualifying termination, the employee will be entitled to compensation and benefits, including the following:

•

a severance payment equal to two times (in the case of Dr. Farrell), or 1.5 times (in the case of each of Messrs. Sandercock, Gallahue, Pendarvis and Serzen), of the sum of the employee’s (a) base salary for the year during which the employee’s employment is terminated, plus (b) the higher of (i) the highest actual bonus received by the employee during the past three years or (ii) target bonus for the year during which the employee’s employment is terminated, plus (c) the amount we would be required to contribute on the employee’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the employee’s termination base salary;

•	the employee will become fully vested in the employee’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	all of the employee’s unvested stock options and shares of restricted stock will vest in full;

•

we will provide medical and dental health benefits for up to two years (in the case of Dr. Farrell) or 1.5 years (in the case of Messrs. Sandercock, Gallahue, Pendarvis and Serzen) following the date of termination; and

•

payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code if the aggregate payments and distributions to the executive exceed a threshold of 10% greater than 2.99 times the executive’s base amount.

All payments under the change of control agreements are designed to be paid in lump sum and are designed to avoid the taxation imposed by Section 409 of the Internal Revenue Code.

Throughout the change of control payout period (two years in the case of Dr. Farrell and 1.5 years in the case of Messrs. Sandercock, Gallahue, Pendarvis and Serzen), the executive will not induce any person in our employment to terminate such employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any such person, business, entity or activity or initiate or further any such business or activity. In addition, as a condition to payment and provision of any benefits under the agreements, the executive shall deliver a general release of claims in favor of us.

The initial term of the agreements terminates on July 9, 2010, the third anniversary of the effective date of the agreements. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of his or her business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies, which failure results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, which results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, which violation results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances, which results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of persons directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition, subject to certain exceptions; (b) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, subject to certain exceptions; (c) the consummation by us of (i) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (ii) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions; or (iii) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our shareholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the Change of Control; (b) a material reduction in executive’s base salary as in effect at the time of the Change of Control; (c) any failure by us to continue in effect any material benefit plan or arrangement in which executive is participating at the time of the Change of Control; (d) any failure by us to continue in effect, or any material reduction in target bonus opportunity or any material increase in target performance objectives under, any bonus or incentive plan or arrangement in which executive is participating at the time of the Change of Control; (e) any requirement by us that executive be based anywhere that is at least fifty (50) miles away from both (i) executive’s office location as of the date of the Change of Control and (ii) executive’s then primary residence, except for required travel by executive on our business; (f) any failure by us to obtain the assumption of this agreement by our successor or assign; or (g) any purported termination by us of executive’s employment which is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Adrian M. Smith resigned as our Chief Operating Officer, Europe, on May 31, 2007, but will remain employed by us in a non-executive officer capacity through May 31, 2008. Mr. Smith is not eligible for benefits under these change of control agreements.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under our agreements assuming that a change of control and qualifying termination of employment occurred on June 29, 2007, the last business day of fiscal year 2007. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a qualifying termination in connection with a change of control, the named executive officers will receive the amounts reflected below.

Name	Cash Severance(1)	Health and Insurance(2)	Retirement Plan Contributions(3)	Value of Option Acceleration(4)	280G Tax Gross- up(5)	Total Value(6)
Peter C. Farrell	$2,440,292	$14,311	$13,200	$901,400	$0	$3,369,203
Brett Sandercock	$540,284	$2,124	$41,617	$175,450	$0	$759,475
Kieran Gallahue	$1,204,823	$30,381	$9,900	$458,423	$0	$1,703,524
David Pendarvis	$768,477	$21,680	$9,900	$290,094	$0	$1,090,151
Keith Serzen	$869,999	$21,680	$9,900	$478,450	$0	$1,380,029

(1)	Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by (a) the sum of the executive’s annual base salary, plus (b) the greater of the target bonus amount or the highest annual bonus paid during the prior three fiscal years. Amounts do not include a pro-rated bonus for fiscal year 2007 as the trigger event occurs on the last day of fiscal 2007 and thus the payout would be the same as if the trigger event had not occurred.
(2)	Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage.
(3)	Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by the maximum amount we would be required to contribute on the executive’s behalf under our 401(k) Plan based on the executive’s termination base salary.
(4)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($41.26) on the NYSE on June 29, 2007 and the stock options’ exercise prices for in-the-money options. All options, however, would accelerate upon the change of control, without a qualifying termination of employment. If additional options or shares of restricted stock are granted after the change of control but before a qualifying termination of employment, the vesting of such additional options and shares of restricted stock would accelerate upon the qualifying termination of employment. Does not include the value of unvested options that were not in the money as of June 30, 2007.
(5)	At June 30, 2007, we estimate that no additional amounts would be necessary to offset the impact of any “excess parachute payment” excise tax and income tax payable by the executive under the provisions of the Internal Revenue Code (assuming a Federal tax rate of 35%) or any comparable provision of state law (assuming no state taxes).
(6)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2007 annual report on Form 10-K and in this proxy statement for the 2007 annual meeting of shareholders.

COMPENSATION COMMITTEE

Ronald Taylor, Chair

Donagh McCarthy

Gary Pace

Richard Sulpizio

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding stock option plan balances as at June 30, 2007:

Plan Category	Number of securities to be issued on exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	8,406,483	$31.43	5,651,850
Employee stock purchase plan approved by security holders(2)	N/A	N/A	420,624
Equity compensation plans not approved by security holders	0	0	0

Total	8,406,483	$31.43	6,072,474

(1)	The 1997 Equity Participation Plan was terminated as to future grants, effective as of November 9, 2006, the date of shareholder approval of the ResMed Inc. 2006 Incentive Award Plan.
(2)	On August 21, 2006, the board of directors approved a reduction in the number of shares available for grant under the ESPP to 500,000 shares, effective as of November 9, 2006, the date of the shareholder approval of the ResMed Inc. 2006 Incentive Award Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by ResMed, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders during 2006 were satisfied, except for Gary Pace, who filed one Form 4 reporting the sale of 3,696 shares of ResMed Common Stock two days late.

AUDIT MATTERS

Audit Fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2007 and 2006, and fees billed for other services rendered by KPMG LLP.

Fees	2007	2006
Audit Fees(1)	$1,969,259	$2,002,593
Audit Related Fees(2)	-0	-0
Total Audit and audit related fees	$1,969,259	$2,002,593
Tax Fees	-0	-0
All Other Fees	-0	-0

Total Fees	$1,969,259	$2,002,593

(1)

Fees for audit services consisted of: (i) audit of our annual financial statements; (ii) reviews of our quarterly financial statements; (iii) consents and other services related to SEC matters and (iv) Sarbanes-Oxley Act, Section 404 Attestation Report (approximately $1.0 million).

(2)

Fees for audit-related services consisted of: (i) audits and/or due diligence associated with mergers/acquisitions; (ii) financial accounting and reporting consultations; (iii) Sarbanes-Oxley Act, Section 404 advisory services; and (iv) employee benefit plan audits.

The Audit Committee has reviewed the non-audit services provided by KPMG LLP and determined that the provision of these services during fiscal year 2007 is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.

Since the May 6, 2003, effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our Audit and Compliance Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Audit Committee Report

The Audit Committee is comprised of independent directors as required by the listing standards of the NYSE. Michael A. Quinn (Chair) and John Wareham served as members of the Audit Committee during all of fiscal year 2007. Effective as of February 22, 2007, Donagh McCarthy resigned from the committee, and Christopher Roberts was appointed to the committee. The Audit Committee operates under a written charter adopted by the board of directors.

The role of the Audit Committee is to oversee ResMed’s financial reporting process on behalf of the board of directors. ResMed’s management has the primary responsibility for its financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of ResMed’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed ResMed’s audited financial statements as of and for the year ended June 30, 2007 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from ResMed.

The members of the Audit Committee are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinion, reports and statements presented to them by ResMed’s management and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that ResMed’s financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that ResMed’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in ResMed’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael A. Quinn, Chair

Christopher Roberts

John Wareham

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

MATTER TO BE ACTED ON

PROPOSAL 1.    ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between 1 and 13 members, with the exact number to be specified by the board of directors from time to time. The board of directors has determined that the number of directors constituting the full board of directors will be eight at the present time.

The board is divided into three classes. One class is elected every year at the Annual Meeting of Shareholders for a term of three years. The class of directors whose term expires in 2007 has two members, Michael A. Quinn and Richard Sulpizio. Accordingly, two directors are to be elected at the 2007 Annual Meeting of Shareholders, who will hold office until the 2010 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

On recommendation of the Nominating and Governance Committee, the board of directors has nominated each of Michael A. Quinn and Richard Sulpizio for re-election as a director at the meeting. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If either Michael A. Quinn or Richard Sulpizio becomes unable or unwilling to serve as directors, the proxies will be voted for the election of such other person, if any, as the board of directors shall designate.

On August 27, 2007, our board of directors approved a succession plan under which, effective January 1, 2008, Dr. Peter C. Farrell will resign as Chief Executive Officer. Dr. Farrell will continue as Executive Chairman of the Board through June 30, 2008, when he will become non-executive Chairman of the Board. Under the succession plan, effective January 1, 2008, Kieran T. Gallahue, our current President, ResMed Global, will be promoted to Chief Executive Officer and will be appointed to serve as a director.

Information concerning the nominees for director and the other directors who will continue in office after the meeting is set forth below:

Name	Term Expiration	Age	Position with ResMed
Michael A. Quinn(1)(3)	2007	59	Director, nominee for re-election
Richard Sulpizio(2)(3)	2007	57	Director, nominee for re-election
Donagh McCarthy (2)(3)	2008	60	Director
Christopher G. Roberts(1)(3)	2008	53	Director
John Wareham(1)(3)	2008	66	Director
Peter C. Farrell	2009	65	Chief Executive Officer and Chairman of the Board of Directors
Gary W. Pace(2)(3)	2009	59	Director
Ronald Taylor(2)(3)	2009	59	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

The following biographical information is furnished with regard to our directors (including nominees) as of June 30, 2007.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2010 Annual Meeting of shareholders

Michael A. Quinn has served as a director since September 1992. Since April 1999, Mr. Quinn has been the Chief Executive Officer of Innovation Capital, an Australian/U.S. venture capital fund. From February 1992 to April 1999, he was a management and financial consultant. From July 1988 to January 1992, Mr. Quinn served as Executive Chairman of Phoenix Scientific Industries Limited, a manufacturer of health care and scientific products and listed on the Australian Stock Exchange. Before that, Mr. Quinn was a co-founder and managing director of Memtec, an NYSE-listed environmental filtration company. Mr. Quinn holds both a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia and an M.B.A. from Harvard University. He is currently on the board of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the Australian Stock Exchange and CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets super capacitors.

Richard Sulpizio has served as a director since August 2005. Mr. Sulpizio retired in July 2001 as President and COO from QUALCOMM, INC., a NASDAQ-listed wireless communication company. After his retirement, QUALCOMM asked Mr. Sulpizio to serve as President of QUALCOMM China from May 2002 to March 2003, and then as President of QUALCOMM Europe from January to September 2004. In March 2005, Mr. Sulpizio returned, and served until December 2005, as President and CEO of MediaFLO, USA, Inc, a QUALCOMM subsidiary, chartered with bringing multimedia services to the wireless industry. Before joining QUALCOMM, Mr. Sulpizio spent eight years with Unisys Corporation, a diversified computer and electronics company, and 10 years with Fluor Corporation, an engineering and construction company. Mr. Sulpizio was a member of the Board of Directors of QUALCOMM, INC., from 2000 until 2007. Mr. Sulpizio is also on the Advisory Board of Focus Ventures, a Palo Alto based venture capital company. Mr. Sulpizio is on the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and chairs the board of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

Directors Continuing in Office Until the 2008 Annual Meeting of Shareholders

Donagh McCarthy has served as a director since November 1994. Mr. McCarthy has been a consultant to Pharmediun Healthcare Inc., a privately held pharmacy service company since 2003. From 2000 to 2003 Mr. McCarthy was President and CEO of Protiveris Inc., a Maryland-based biotechnical startup company. From September 1996 to January 2000, he was President of RMS Inc., an affiliate of Baxter Healthcare. From June 1993 until September 1996, he was President of the North America Renal Division of Baxter. Before that, beginning in March 1988, Mr. McCarthy was General Manager and Director of Baxter Japan KK. Mr. McCarthy held various other positions at Baxter beginning in 1982, including Vice President-Global Marketing, Strategy and Product Development. Mr. McCarthy received a bachelor’s degree in engineering from the National University of Ireland and an M.B.A. from the Wharton School, University of Pennsylvania.

Christopher G. Roberts, Ph.D., has served as one of our directors since September 1992. He also served as a director from August 1989 to November 1990. Since February 2004 he has been Chief Executive Officer and President of Cochlear Limited, an ASX-listed cochlear implant company for the treatment of severe and profound deafness. Between August 1992 and January 2004 he was ResMed’s Executive Vice President responsible for European and Asia-Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including President of BGS Medical (Denver, Colorado), an orthopedic implant company. Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University and a Ph.D. in biomedical engineering from the University of New South Wales. He is a Fellow of the Australian Academy of Technological Sciences and Engineering (FTSE) and a Fellow of the Australian Institute of Company Directors (FAICD). He was a member of the National Health and Medical Research Council (NHMRC), Australia’s health and medical research and advisory body for the 2003-2006 triennium, and the Chairman of Research Australia, a non-profit organization.

John Wareham has served as a director since January 2005. Mr. Wareham is the former Chairman and Chief Executive Officer of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Before joining Beckman Coulter in 1984, Mr. Wareham was President of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968. Mr. Wareham is a director and non-executive Chairman of STERIS Corporation a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services, and a director of Greatbatch Inc., a NYSE-listed developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Mr. Wareham holds a B.S. in Pharmacy from Creighton University in Omaha, Nebraska, and an MBA from Washington University in St. Louis, Missouri.

Directors Continuing in Office Until the 2009 Annual Meeting of Shareholders

Peter C. Farrell, Ph.D., has served as a director since ResMed’s inception in June 1989 and Chief Executive Officer since July 1990. From ResMed’s inception until September 2004, Dr. Farrell was also ResMed’s President. From July 1984 to June 1989, Dr. Farrell served as Vice President, Research and Development at various subsidiaries of Baxter International, Inc. (“Baxter”), and from August 1985 to June 1989, he also served as Managing Director of the Baxter Center for Medical Research Pty Ltd., a subsidiary of Baxter. From January 1978 to December 1989, he was Foundation Director of the Center (now Graduate School) for Biomedical Engineering at the University of New South Wales where he currently serves as a Visiting Professor. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for 2005 in Health Sciences. In August 2000, he was named Vice Chairman of the Executive Council of the Harvard Medical School Division of Sleep Medicine. In addition to his responsibilities with ResMed, Dr. Farrell is a director of NuVasive, Inc., a NASDAQ-listed company that develops and markets products for the surgical treatment of spine disorders; Pharmaxis Limited, an ASX and NASDAQ-listed specialist pharmaceutical company, and is the non-executive chair of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX. He is a Fellow or Honorary Fellow of several professional bodies.

Gary W. Pace, Ph.D., has served as a director since July 1994. Dr. Pace is a co-founder, director, and consultant to QRx Pharama, a clinical-stage specialty pharmaceutical company listed on the ASX, and he was formerly the chairman and chief executive officer of a predecessor company to QRxPharma. Dr. Pace is also a Visiting Scientist at the Massachusetts Institute of Technology (MIT). In addition to ResMed, he serves as a Director of Transition Therapeutics, a Canadian Venture Exchange-listed Canadian biopharmaceutical company developing new therapies; Celsion Corp., an AMEX- listed device and drug development company; and Peplin Ltd., an ASX-listed biopharmaceutical company. From 1995 to 2001 Dr. Pace was President and CEO of RTP Pharma, a developer of nano-articulate technology. From 2000 to 2002 Dr. Pace was Chairman and CEO of Waratah Pharmaceuticals Inc., a spin-off company from RTP Pharma. From 1993 to 1994, Dr. Pace was the founding President and Chief Executive Officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was Senior Vice President of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from MIT.

Ronald Taylor has served as a director since January 2005. Mr. Taylor is a director of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceutical company; Red Lion Hotels Corp, a NYSE-listed hospitality company; and Aethon Corp, a privately-held provider of robotic delivery systems for hospitals. Mr. Taylor is Chairman of the Board of four privately-held companies: 3E Company, an outsourcing business for environmental health and safety; EMN8 Corporation, a manufacturer of self-service terminals for quick service restaurants; Safelife corporation, a developer of antimicrobial technology; and Asteres, Inc., a manufacturer of automated pharmaceutical prescription dispensers for chain drug stores. From 2002 until 2005, he served as chair of the ResMed Foundation. Mr. Taylor resigned from the Foundation board in connection with his appointment to the ResMed Board of Directors. In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as Chairman, President, and Chief Executive Officer until its purchase by Cardinal Health, Inc., in 1996. Before founding Pyxis, Mr. Taylor was responsible for the operations and international sales at Hybritech, Inc., a biotechnology company, for six years. Before joining Hybritech, he served over ten years in management roles at Allergan Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

CORPORATE GOVERNANCE

Board Independence

Our board of directors has determined that each of Messrs. McCarthy, Pace, Quinn, Roberts, Sulpizio, Taylor, and Wareham and their respective family members, has no relationship with us (either directly, or as a partner, shareholder or officer of an organization that has a relationship with us), commercial or otherwise, other than in their capacity as a director, and each such director is thus “independent.” The board also determined that each member of the Audit, Nominating and Governance, and Compensation Committees is “independent” as required by the applicable listing standards of the NYSE. The board determined that Dr. Farrell had a material relationship with us that prohibited him from being considered “independent” under applicable standards.

The following relationships or transactions were considered by our board of directors in making its independence decisions: During the fiscal year, Dr. Farrell was appointed Chairman of the Board of QRxPharma Limited, a clinical stage specialty pharmaceutical company listed on the Australian Stock Exchange. Mr. Quinn and Dr. Pace are also directors of QRxPharma. Dr. Pace is a co-founder of QRxPharma and continues to work with the company as a consultant. We do not do any business with QRxPharma. Our board considered these relationships and determined they did not prevent Dr. Pace or Mr. Quinn from being considered “independent” under applicable standards.

Board Meetings

The board of directors held four regular meetings and one telephonic meeting during fiscal year 2007. In addition, the Compensation Committee met 7 times, the Nominating and Governance Committee met 4 times, and the Audit Committee met 6 times, during fiscal year 2007. During fiscal year 2007, each director attended 100% of the aggregate of the total number of meetings of the board of directors and of the committees of the board of directors on which that director served, with the exception of Donagh McCarthy who did not attend the telephonic board meeting on April 11, 2007. All directors were present for our 2006 Annual Shareholders Meeting.

Our non-employee directors meet at least four times a year in executive session without management. The executive sessions are presided over by Gary Pace, the Chair of our Nominating and Governance Committee. In addition, our independent directors meet four times, with Gary Pace presiding over such meetings.

Committees of the Board of Directors

The board of directors has three standing committees to assist in the management of our affairs: Compensation, Nominating and Governance, and Audit. A copy of the charters for each of these committees can be found at our Web site at www.resmed.com, and is available to shareholders upon request made to our Secretary at ResMed Inc., 14040 Danielson Street, Poway, California 92064-6857.

Compensation Committee

The Compensation Committee currently consists of Ronald Taylor (Chairman), Gary Pace, Donagh McCarthy and Richard Sulpizio. The Compensation Committee’s primary purposes are to:

•	Establish and review the compensation of our officers, directors, and executives;

•	Advise the board regarding our compensation philosophies, practices, and procedures;

•	Advise the board regarding key senior management succession planning, including recruiting, hiring, development, and retention, and termination of key senior executives; and

•	Administer our equity and compensation plans.

The Compensation Committee meets in person and by telephone to perform its duties. It works primarily with our Senior Vice President – Organizational Development, and his staff, to gather internal data, and solicit management’s recommendations regarding compensation. The Committee also communicates directly with our Chief Executive Officer and President, as appropriate, for their recommendations and information regarding compensation, particularly with regard to their direct reports. In addition, the committee consulted with our Chief Financial Officer regarding the financial impact of compensation decisions. However, the Committee generally determines the compensation for each of our individual officers outside of the presence of the affected officer. The Committee also advises and consults with other board members regarding compensation issues.

During fiscal year 2007, the Committee retained a nationally-recognized independent outside consultant, Frederic W. Cook & Co., Inc. That firm was hired after an external search directed by the Chair of the Committee, and the Committee was responsible for directing and approving the consultant’s fees. During fiscal year 2007, that consultant, Frederic W. Cook & Co., Inc., was engaged to render advisory services and to serve as the Committee’s independent compensation consultant in connection with compensation-related matters for our executives and board of directors. During 2007 these compensation matters included assessing ResMed’s executive compensation program, including salaries, target and actual bonuses, long term incentive equity grants, aggregate equity budget, dilution overhang, and award types with regard to peers, industry trends and best practices, and regulatory changes. In addition, Frederic W. Cook & Co., Inc., rendered advice on our proposed change of control agreements, the company’s proposed 2006 Incentive Plan, compensation for members of the board of directors, and generally advised on best market compensation practices.

During fiscal year 2007 the Committee delegated to our Senior Vice President – Organizational Development, the authority to approve certain equity grants to newly-hired employees who were not executive officers, so long as the grants were within pre-approved guidelines. The Committee gave this delegation to enhance our ability to attract talented employees by allowing management to be able to extend binding employment offers quickly and flexibly. All other equity grants must be pre-approved by the Committee.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Gary W. Pace (Chairman), Donagh McCarthy, Michael A. Quinn, Christopher Roberts, Richard Sulpizio, Ronald Taylor and John Wareham. Mr. Roberts joined this committee in February 2007. The Nominating and Governance Committee’s primary purposes are to:

•	Assure that the composition, practices, and operation of the Board of Directors contribute to lasting value creation and effective representation of our shareholders; and

•

Assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our Corporate Governance Guidelines set forth goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our Corporate Governance Guidelines may be found on our website located at www.resmed.com, and is available to shareholders upon request made to the Secretary, ResMed Inc., 14040 Danielson Street, Poway, California, 92064-6857.

The Nominating and Governance Committee identifies nominees for the board of directors by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating and Governance Committee generally identifies the desired qualifications for new board members, and polls the board of directors and members of management for their recommendations. The Nominating and Governance Committee may also review the composition and qualification of the boards of directors of ResMed’s competitors, and may seek input from industry experts and analysts. The Nominating and Governance Committee may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Nominating and Governance Committee reviews the qualifications, experience and background of all candidates. The independent directors and executive management interview final candidates. In making its determinations, the Nominating and Governance Committee evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Governance Committee makes its recommendation to the board of directors.

Recommendations received from shareholders in accordance with the shareholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the Nominating and Governance Committee. The Nominating and Governance Committee will consider shareholder suggestions for nominees for directorship and have a policy to consider any candidates recommended by shareholders who have held a minimum of 1% of our outstanding voting securities for at least one year. In order for the Nominating and Governance Committee to consider a shareholder nomination, the shareholder must submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the board of directors. The shareholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the shareholder and the candidate regarding the nomination or otherwise. The shareholder must submit proof of ownership of our stock. All communications should be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, ResMed Inc., 14040 Danielson Street, Poway, California, 92064-6857. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting. The Nominating and Governance Committee will consider shareholder recommendations of candidates on the same basis as it considers all other candidates.

Audit Committee

The Audit Committee consists of Michael A. Quinn (Chairman), Christopher Roberts and John Wareham. In February 2007, Mr. Roberts commenced service, and Donagh McCarthy terminated service, on this committee. The board of directors has determined that Mr. Quinn is a financial expert within the meaning of the SEC rules. The Audit Committee operates under a written charter that was adopted by the board of directors in May 2000, and last amended as of October 2004. The Audit Committee’s responsibilities include selecting our independent auditors and approving their fees and other significant compensation, as well as reviewing:

•	our annual financial statements and quarterly results;

•	the adequacy and effectiveness of our systems of internal accounting controls;

•	significant matters identified as a result of our independent accountants’ procedure;

•	the annual and quarterly earnings press releases prior to their respective release;

•	the independent auditors’ audit plan and engagement letter;

•	the independence and performance of our independent auditors;

•	material legal matters and potential conflicts of interest;

•	our code of ethical conduct and its enforcement; and

•	the adequacy and succession planning of our accounting and financial personnel.

Communications with the Board of Directors

Any interested person, including any shareholders, may communicate with our non-management board members by written mail addressed to the Chair of the Nominating and Governance Committee, care of Secretary, ResMed Inc., 14040 Danielson Street, Poway, California, 92064-6857. We encourage shareholders to include proof of ownership of our stock in such communications. The Secretary will forward all communications to the Chair of the Nominating and Governance Committee.

Code of Ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com and is available to shareholders upon request made to the Secretary, ResMed Inc., 14040 Danielson Street, Poway, California, 92064-6857. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our Chief Executive Officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer principal accounting officer, controller and persons performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Compensation of Directors

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended June 30, 2007.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	All Other Compensation	Total
Michael A. Quinn	37,500	$269,305	$0	$306,805
Richard Sulpizio	33,500	$299,318	$0	$332,818
Donagh McCarthy	36,000	$269,305	$0	$305,305
Christopher G. Roberts	24,500	$268,826	$0	$293,326
John Wareham	32,500	$277,442	$0	$309,942
Gary W. Pace	37,000	$269,305	$0	$306,305
Ronald Taylor	37,000	$277,442	$0	$314,442

(1)	Each director who is not our employee received an annual fee of $15,000 for service as a director during fiscal year 2007. Each board member received $1,500 for attendance at board meetings and $1,000 for attending committee meetings, either in person or by telephone. In addition, the chairs of each committee received an additional annual fee: $5,000 for the audit committee and $3,500 for the other committees, representing an increase in compensation. Each director was reimbursed for expenses incurred in attending meetings. During fiscal year 2007, the board and Compensation Committee reviewed the amount of director fees, and made no change to the current level of fees.

(2)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to the grants of stock options in fiscal year 2007 and earlier fiscal years, as prescribed under the Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Named Executive Officer	Grant Date	Exercise Price	Number of Shares of Stock Underlying Options in Original Grant	2007 Fiscal Year Compensation Cost
Mr. Pace	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	July 1, 2005	$32.995	24,000	$84,403
	July 2, 2004	$24.935	24,000	$23,960
	July 7, 2003	$19.595	24,000	$479

Mr. Taylor	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	July 1, 2005	$32.995	24,000	$84,403
	January 20, 2005	$24.935	18,000	$32,576

Mr. Quinn	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	July 1, 2005	$32.995	24,000	$84,403
	July 2, 2004	$24.935	24,000	$23,960
	July 7, 2003	$19.595	24,000	$479

Mr. Sulpizio	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	September 1, 2005	$36.17	36,000	$138,855

Mr. McCarthy	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	July 1, 2005	$32.995	24,000	$84,403
	July 2, 2004	$24.935	24,000	$23,960
	July 7, 2003	$19.595	24,000	$479

Mr. Roberts	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	July 1, 2005	$32.995	24,000	$84,403
	July 2, 2004	$24.935	24,000	$23,960

Mr. Wareham	November 10, 2006	$46.19	6,000	$56,199
	July 7, 2006	$47.75	18,000	$104,264
	July 1, 2005	$32.995	24,000	$84,403
	January 20, 2005	$24.935	18,000	$32,576

The grant date fair value of the options to purchase 18,000 shares of our common stock granted on July 7, 2006, and 6,000 shares on November 10, 2006, to each non-employee director, was $318,600 and $87,840, respectively, for a total grant date fair value for the 168,000 options of $2,845,080, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under the Statement of Financial Accounting Standards No. 123R. The July 7, 2006, options have an exercise price equal to the closing price of our common stock on the NYSE on July 6, 2006. The November 10, 2006 options have an exercise price equal to closing price of our common stock on the NYSE on the date of grant. The actual value, if any, a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model:

	July 7, 2006	November 10, 2006
Market price of stock	47.75	46.19
Exercise price of option	47.75	46.19
Expected stock volatility	30.43%	27.09%
Risk-free interest rate	5.10%	4.52%
Expected life	5.15 years	4.68 years
Dividend life	Nil	Nil

Under our 2006 Incentive Plan, options issued to non-employee board members are exercisable 1/12 per month and are fully vested as of the earlier of (i) the first anniversary of the grant date, or (ii) the date of the first annual meeting of our shareholders at which directors are elected following the grant date. Directors may first exercise vested options on the earlier of: (i) 3 years from the grant date; or (ii) 6 months after termination from board service. After an option becomes so exercisable, directors may exercise it until the earlier of: (i) 3 years after board service ends, or (ii) expiration of the option. The options are exercisable for a maximum period of 7 years after the grant date. Directors who are not employees also hold stock options under our 1995 Option Plan and 1997 Equity Participation Plan, which vest one third per year on the anniversary of the grant date.

In November 2006, following the recommendation of the Compensation Committee, the board reviewed and approved changing the date for the annual stock option grant to directors from the first Friday in July to a date on or around the annual shareholder meeting. In connection with that transition, the board approved a stock option grant to non-employee directors of 6,000 shares on November 10, 2006, the date of our 2006 annual shareholder meeting.

(3)	The following table sets forth the number of options (exercisable or unexercisable) held by each of our non-employee directors as of the end of our 2007 fiscal year. None of our non-employee directors held any unvested stock awards as of the end of our 2007 fiscal year.

Director	Options Outstanding at fiscal year end
Mr. Pace	194,666
Mr. Taylor	66,000
Mr. Quinn	219,400
Mr. Sulpizio	60,000
Mr. McCarthy	184,000
Mr. Roberts	142,000
Mr. Wareham	66,000

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Under our Code of Conduct, directors, executive officers, and employees are required to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Such situations involving executive officers may be waived only by our board of directors or the appropriate committee of the board.

In addition, in August 2007 our board approved the ResMed Related Party Transaction Policy and Procedures. Under that written policy our Audit Committee will review and either approve or disapprove any transaction between the Company and an executive officer, director, director nominee, or any other “related party” as defined under Item 404 of Regulation S-K valued at $120,000 or more. Management is responsible for providing a report to the Audit Committee on an on-going basis as to all potential related party transactions. Under this policy, the Audit Committee has pre-approved any compensation arrangement that is approved by our Compensation Committee for an executive officer, or that is approved under our customary compensation review procedures for the compensation of non-executive officers. Before implementation of this policy, we did not have any specific policies or procedures regarding related party transaction review. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

During fiscal year 2007, the only reportable related party transactions involved compensation paid to two of Dr. Farrell’s adult children who are employees. During fiscal year 2007, Michael Farrell served as our Vice President, Marketing – Americas, and Paul Farrell served as our Vice President – Australia & New Zealand. Neither Michael Farrell nor Paul Farrell reported to Dr. Farrell. During fiscal year 2007, Michael Farrell received total cash compensation (salary, bonus and benefits) in the amount of $282,975. During fiscal year 2007, Paul Farrell received total cash compensation (salary, bonus and benefits) in the amount of $198,443. On November 10, 2006, Michael Farrell received a grant of 17,000 stock options and Paul Farrell received a grant of 12,000 stock options. They also received other benefits customary for similarly-situated employees. Michael Farrell is also a party to the change of control agreement discussed in this proxy. Because the Related Party Transaction Policy described above was not adopted during the fiscal year, it did not apply to their compensation. However, in setting their compensation we followed the same policies and practices that we used to set compensation for other similarly-situated employees.

MATTER TO BE ACTED ON

PROPOSAL 2.    RATIFICATION OF SELECTION OF AUDITORS

The firm of KPMG LLP, our independent auditors for the fiscal year ended June 30, 2007, was selected by the Audit Committee to act in the same capacity for the fiscal year ending June 30, 2008. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the shareholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3.    OTHER BUSINESS

The board of directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

We expect to hold our 2008 Annual Meeting of Shareholders in November 2008. In order for shareholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our Proxy Statement for our 2008 Annual Meeting, we must receive them at our principal executive office in Poway, California, on or before May 20, 2008.

Under our Amended and Restated Bylaws, or bylaws, in order to nominate a director or bring any other business before the shareholders at the 2008 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than August 10, 2008 and no later than August 30, 2008.

Our bylaws provide that a shareholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-12 thereunder, and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by shareholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a shareholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment. If the shareholder proposes to nominate a director, the notice must include all information relating to such person that is required to be disclosed under applicable SEC rules. In addition, the bylaws provide that a shareholder proposing any nomination or other business item must include, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, (2) the class and number of shares of our capital stock which are owned beneficially and of record by such shareholder and such beneficial owner, (3) a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from shareholder in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at ResMed Inc., 14040 Danielson Street, Poway, California 92064-6857 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates under the bylaws.

By Order of the Board of Directors

David Pendarvis

Secretary

Dated: September 17, 2007

ResMed Inc

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc. held of record by the undersigned on September 11, 2007, at the Annual Meeting of Shareholders to be held in the corporate offices of ResMed Limited, located at 1 Elizabeth Macarthur Drive, Bella Vista NSW 2153, on November 8, 2007, at 10:00 a.m. Australian Eastern Daylight Time (Wednesday, November 7, 2007 at 3:00 p.m. US Pacific Standard Time) or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

RESMED INC

November 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

-				FOR	AGAINST	ABSTAIN
1. To elect two directors, each to serve for a three-year term.			2. To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2008.	☐	☐	☐
☐ FOR ALL NOMINEES	NOMINEES: O Michael A. Quinn O Richard Sulpizio
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)			3. To transact such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.